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                                                                    EXHIBIT 99.1

                                   KATY NEWS
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                                                           FOR IMMEDIATE RELEASE
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             RECAPITALIZATION OF KATY INDUSTRIES, INC. IS COMPLETED

ENGLEWOOD, CO - June 28, 2001 -- Katy Industries, Inc. (NYSE: KT) announced today that it has completed its previously announced recapitalization with KKTY Holding Company, L.L.C., an affiliate of an investment partnership affiliated with Kohlberg & Company, L.L.C.

Katy and KKTY announced on June 3, 2001 that they had entered into a definitive agreement for a revised recapitalization of Katy. Under the agreement, KKTY has now closed on its purchase of 700,000 shares of newly issued convertible preferred stock at $100 per share for gross proceeds to Katy of $70,000,000. The issuance of convertible preferred stock to KKTY was approved this morning at Katy's reconvened annual meeting of stockholders. The proceeds from the newly issued convertible preferred stock are being used primarily to reduce Katy's existing debt, pay transaction costs and expenses and to partially redeem a third party's preferred interest in a Katy subsidiary.

Katy also announced that it has entered into new secured credit facilities with a lending syndicate, agented by Bankers Trust Company, which provide Katy with up to $140 million of senior secured term and revolving loans. Katy initially borrowed approximately $93 million under the new credit facilities, which, together with a portion of the proceeds of the KKTY preferred stock investment, was used to repay all of its approximately $144 million of existing debt. The undrawn balance of the new credit facilities will be available for working capital and general corporate purposes.

At Katy's annual meeting today, stockholders approved the election of all of the director nominees (including C. Michael Jacobi, Katy's new President and Chief Executive Officer, and five KKTY designees, who will represent a majority of Katy's board of directors), as well as the authorization and sale of convertible preferred stock to KKTY, the authorization of additional shares of common stock, the classification of the board of directors into two staggered classes and the ratification of the appointment of Arthur Andersen LLP as Katy's independent auditors.

Katy Industries, Inc. is a diversified corporation with interests primarily in Electrical/Electronics and Maintenance Products.

KKTY is an affiliate of an investment partnership affiliated with Kohlberg & Company, L.L.C., a private merchant banking firm with offices in New York and California. Founded in 1987, Kohlberg & Company, L.L.C. has completed more than 70 acquisitions and recapitalization transactions in a variety of industries.


Katy contact:
Stephen Nicholson, Vice President of Finance, in Englewood at (303) 290-9300, or at www.katyindustries.com
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                             KATY INDUSTRIES, INC.
                                 HEADQUARTERS
          6300 S. SYRACUSE WAY, SUITE 300, ENGLEWOOD, CO  80111-6723
            TELEPHONE:  (303) 290-9300 * FACSIMILE:  (303) 290-9344
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